Exhibit 10.2

ENSCO PLC 2018 LONG-TERM INCENTIVE PLAN

CEO

NOTICE AND ACCEPTANCE OF RESTRICTED SHARE UNIT AWARD

You have been granted the following award (the “Award”) of Restricted Share Units (“RSUs”) and Dividend Equivalent Rights pursuant to the Ensco plc 2018 Long-Term Incentive Plan (the “Plan”). The value of each RSU represents the fair market value of one restricted Class A ordinary share, nominal value US$0.10 per share, in Ensco plc (the “Company”).

Name of Grantee:	(the “Grantee”)

Total Number of RSUs Granted:

An equivalent number of tandem Dividend Equivalent Rights are granted in conjunction with the grant of RSUs.

Date of Grant:

Vesting Schedule:

Vesting Date	Number of Vested RSUs

Total

The terms of the Award referenced herein are subject to the provisions of both this Notice and Acceptance of Restricted Share Unit Award (the “Grant Notice”) and the attached Employee Restricted Share Unit Award Agreement Terms and Conditions (including any applicable country-specific provisions contained in the Appendix attached thereto) (the “Terms and Conditions,” and together with this Grant Notice, the “Agreement”), the Plan, and the Company’s procedures regarding taxation of equity awards.  Capitalized terms not otherwise defined in the Agreement shall have the meanings given to them given to them in the Plan.

The Terms and Conditions are provided herewith.  The Plan and Plan prospectus are available to you through the Corporate Compensation Department in Houston and may be accessed on the Merrill Lynch Benefits OnLine® website.

Any income resulting from the issuance of Shares with respect to vested RSUs, and the payment of an amount equal to any dividend or other distribution on the Company’s Shares, are subject to the Plan’s withholding provisions and the Company’s procedures regarding taxation of equity awards which may require cooperation by covered expatriates in arranging for satisfaction of required withholding, and may obligate such employees to make tax equalization and hypothetical tax payments to the Company (or a subsidiary of the Company) in satisfaction of governmental or employer required withholding.  Subsequent to any U.S. tax filings by expatriate employees, all tax refunds or tax savings resulting from foreign tax credits must be promptly returned or reimbursed to the Company (or a subsidiary of the Company) pursuant to these procedures.

You must continue as an employee of the Company or a subsidiary of the Company in order to become vested in the RSUs subject to the Agreement and to any payment under the Award.  Any RSUs subject to the Agreement that have not vested under the Vesting Schedule will be forfeited if and when you cease to be an employee of the Company or a subsidiary of the Company.  The forfeiture restrictions applicable to the RSUs subject to this Award are subject to automatic waiver and earlier vesting under specified circumstances.  Furthermore, the value of the benefits and payments received within one year before or after the termination of your employment are subject to the “Return of Proceeds” provisions which apply to these grants in the event you engage in competitive activity within the one-year period following your termination, as further described in Section 11 of the Terms and Conditions.

By electronically signing this Grant Notice, you hereby agree to accept the above Award pursuant to the provisions of the Plan and the Agreement and, for covered expatriates, to cooperate with the Company and its subsidiaries regarding required withholding and tax equalization and hypothetical tax payments required under the procedures regarding taxation on equity awards.  Your electronic signature also serves to acknowledge receipt of the Plan and the Agreement.

ACCEPTED AND AGREED

[E-signature of Grantee]

[Date]

ENSCO PLC 2018 LONG-TERM INCENTIVE PLAN

CEO

RESTRICTED SHARE UNIT AWARD AGREEMENT

TERMS AND CONDITIONS

Ensco plc, a public limited company incorporated under the laws of England and Wales (the “Company”), has adopted the Ensco plc 2018 Long-Term Incentive Plan (As Effective May 21, 2018) (the “Plan”).  The Plan is hereby incorporated herein in its entirety by this reference.  Capitalized terms not otherwise defined in the Agreement shall have the meaning given to such terms in the Plan.  In furtherance of the purposes of the Plan, and pursuant thereto, the Award of RSUs and Dividend Equivalent Rights has been granted under to the Plan to the Grantee as described in the Grant Notice, which must be executed by the Grantee by the date specified therein to reflect the Grantee’s acceptance of the Award and the terms of the Agreement.  The Company and Grantee may be individually referred to herein as “Party” or collectively as “Parties.”

1.                                      Grant of RSUs and Tandem Dividend Equivalent Rights.  Subject to the terms, conditions and restrictions set forth in the Plan and those specified herein, the Company hereby grants the number of Restricted Share Units (“RSUs”) and tandem Dividend Equivalent Rights specified in the Grant Notice to Grantee (the RSUs together with the Dividend Equivalent Rights are the “Award”).  Subject to Section 3(d) hereof, each RSU shall initially represent one share of the Company’s Common Stock (“Share”).  Each RSU represents an unsecured promise of the Company to deliver Shares to Grantee pursuant to the terms and conditions of the Plan and the Agreement.  Each tandem Dividend Equivalent Right represents a right to receive cash payments equivalent to the amount of cash dividends declared and paid on one share of Common Stock after the Grant Date and before the Dividend Equivalent Right expires.  RSUs and Dividend Equivalent Rights are used solely as units of measurement, and are not Shares; Grantee is not, and has no rights as, a shareholder of the Company by virtue of receiving the Award unless and until the RSUs are converted to Shares upon vesting and transferred to Grantee, as set forth herein.  The Dividend Equivalent Rights have been awarded to Grantee in respect of services to be performed by Grantee exclusively in and after the year containing the Grant Date.

2.                                      Transfer Restrictions.  Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any RSUs or Dividend Equivalent Rights granted hereunder.  Any purported Transfer of RSUs or Dividend Equivalent Rights in breach of the Agreement shall be void and ineffective, and shall not operate to Transfer any interest or title in the purported transferee.

3.                                      Vesting and Payment of RSUs and Dividend Equivalent Rights.

(a)                                 Vesting of RSUs and Dividend Equivalent Rights.  Subject to these terms and conditions, Grantee’s interest in the RSUs and tandem Dividend Equivalent Rights granted hereunder shall vest on each vesting date set out in the Grant Notice (the “Vesting Date”), provided that Grantee is still an Employee and has continuously been an Employee from the Grant Date through the Vesting Date, except as provided in Section 4.  All RSUs that do not become vested as of the end of the vesting period shall be forfeited.  Any Dividend Equivalent Right subject to the Agreement shall expire at the time the RSU with respect to which the

Dividend Equivalent Right is in tandem (i) is vested and paid, or, to the extent permitted by the laws of the applicable jurisdiction, deferred, (ii) is forfeited, or (iii) expires.

(b)                                 Settlement of RSUs.  As of each Vesting Date, the Grantee shall become entitled to the number of Shares which have become vested as determined in accordance with Section 3(a) and Section 4, as adjusted in accordance with Section 3(d), if applicable.  All Shares delivered to or on behalf of Grantee in exchange for vested RSUs shall (i) be delivered on or prior to the Settlement Date following the Vesting Date and (ii) if applicable, be subject to any further transfer or other restrictions as may be required by a securities law or other applicable law as determined by the Company.  For purpose of the Agreement, the “Settlement Date” shall be any business day within the sixty (60) day period immediately following each Vesting Date.

(c)                                  Payment of Dividend Equivalent Rights.  Payments with respect to any Dividend Equivalent Rights subject to the Agreement shall be paid or issued at the same time as such dividends or other distributions are paid or issued on Shares, and not more than sixty (60) days after that payment or issuance date.  All rights with respect to, or in connection with, the RSUs shall be exercisable during Grantee’s lifetime only by Grantee.

(d)                                 Dividends, Splits and Voting Rights.  As provided in the Plan, if the Company (i) declares a stock dividend or makes a distribution on Common Stock in Shares, (ii) subdivides or reclassifies outstanding Shares into a greater number of Shares, or (iii) combines or reclassifies outstanding Shares into a smaller number of Shares, then the number of RSUs granted under the Agreement shall be proportionately increased or reduced, as applicable, so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder.  The determination of the Committee regarding such adjustments shall be final and binding.

4.                                      Accelerated Vesting and Forfeiture Events.

(a)                                 Termination Due to Death, Disability or Retirement.  If Grantee’s Employment is terminated (i) due to Grantee’s death or Disability (as defined in the Plan), or (ii) by Grantee due to Retirement (as defined herein), all of the then unvested RSUs and tandem Dividend Equivalent Rights shall become immediately 100% vested as of such termination of Employment date, which shall be considered the Vesting Date hereunder with respect to such unvested RSUs and tandem Dividend Equivalent Rights.  For purposes of the Agreement, the term “Retirement” means Grantee’s termination of Employment for a reason other than Cause on or after attaining Normal Retirement Age. For purposes of the Agreement, the term “Normal Retirement Age” means the later of (a) Grantee’s 65th birthday, or (b) the date Grantee has credit for at least twenty (20) years of employment as determined by the Committee.  The Committee, in its discretion, may consider Grantee to have retired on or after Grantee’s Normal Retirement Age if Grantee’s employment terminates after his 62nd birthday but prior to satisfying the requirements specified in the preceding sentence.

Notwithstanding the foregoing, in no event will Grantee be considered to have terminated Employment due to Retirement for purposes of the Agreement unless the date of Grantee’s termination from Employment is at least one (1) year after the Grant Date.

(b)                                 Termination Following Change in Control.  If, following the occurrence of a Change in Control (as defined below) and before the second anniversary of such occurrence, (i) Grantee’s Employment is terminated involuntarily, and not for Cause (as defined in the Plan), by the Company or its Affiliates, or (ii) such Employment is terminated by Grantee for Good Reason (as defined below), all of the then unvested RSUs and tandem Dividend Equivalent Rights shall become immediately 100% vested as of such termination of Employment date, which shall be considered the Vesting Date hereunder with respect to such unvested RSUs and tandem Dividend Equivalent Rights.

(i)                                     “Change in Control” means the occurrence of any of the following events: (A) a change in the ownership of Ensco plc, which occurs on the date that any one person, or more than one person acting in concert (as defined in the City Code on Takeovers and Mergers), acquires ownership of Shares that, together with Shares held by such person or persons acting in concert, constitutes more than fifty percent (50%) of the total voting power of the Shares, or (B) the majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or (C) a sale of all or substantially all of the assets of Ensco plc; provided, however, a Change in Control of Ensco plc shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial holders of the voting Shares immediately before such transaction or series of transactions continue to have a majority of the direct or indirect ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, either (A) own all or substantially all of the assets of Ensco plc as constituted immediately prior to such transaction or series of transactions, or (B) are the ultimate parent with direct or indirect ownership of all of the voting Shares after such transaction or series of transactions.  For further clarification, a “Change in Control” of Ensco plc shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions effected for the purpose of changing the place of incorporation or form of organization of Ensco plc or the ultimate parent company of Ensco plc and its subsidiaries.

(ii)                                  “Good Reason” means the occurrence of any of the following events (without the Grantee’s express written consent) arising during the Grantee’s term of Employment: (A) a material reduction in the Grantee’s base salary or a material reduction in the aggregate overall compensation opportunity available to Grantee, provided that the Board shall have the discretion to modify the Grantee’s overall compensation package subject to the foregoing restrictions, (B) a material diminution in the Grantee’s authority, duties or responsibilities, (C) in connection with the occurrence of a Change in Control, a permanent relocation in the geographic location at which the Grantee must perform services to a location outside the London Metropolitan Area, or (D) any other action or inaction that constitutes a material breach by the Company of its obligations under this Agreement.  In the case of the Grantee’s allegation of Good Reason, (A) the Grantee shall provide notice to the Board of the event alleged to constitute Good Reason within ninety (90) days of the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation.  If the Company does not cure the circumstance giving rise to Good Reason to the Grantee’s reasonable satisfaction, the Grantee must terminate his Employment with the Company within thirty (30) days following the end of the thirty (30) day cure period described in clause (B) above in order for his termination to be considered a termination for Good Reason.

(c)                                  Termination Due to Cause.  If Grantee’s Employment is terminated for Cause (as defined in the Plan), all of the then outstanding RSUs and tandem Dividend Equivalent Rights, whether or not vested, shall be immediately forfeited and cancelled as of such termination of Employment date, and shall not vest or be paid in any respect, without the necessity of any notice or other further action.

(d)                                 Other Terminations.  If Grantee’s Employment is terminated for any reason except as otherwise provided above in Section 4(a), (b), or (c), then (i) 20% of the then unvested RSUs and tandem Dividend Equivalent Rights shall become immediately 100% vested as of the termination of Employment date, and (ii) 80% of the then unvested RSUs and tandem Dividend Equivalent Rights shall be immediately forfeited and cancelled as of the termination of Employment date, and shall not vest in any respect, without the necessity of any notice or other further action.

5.                                      Grantee’s Representations.  Notwithstanding any provision hereof to the contrary, Grantee hereby agrees and represents that Grantee will not acquire any Shares, and that the Company will not be obligated to issue any Shares to Grantee hereunder, if the issuance of such Shares constitutes a violation by Grantee or the Company of any law or regulation of any governmental authority.  Any determination in this regard that is made by the Committee, in good faith, shall be final and binding.  The rights and obligations of the Company and Grantee hereunder are subject to all applicable laws and regulations.

6.                                      Tax Consequences; No Advice Regarding Grant.  The vesting of the RSUs, the issuance of Shares with respect to vested RSUs, and the payment of an amount equal to any dividend or other distribution on the Shares will have tax consequences if the Grantee is subject to U.S. federal taxation under the U.S. Internal Revenue Code (“Code”).  The grant of RSUs, the vesting of RSUs, the issuance of Shares with respect to RSUs, and the payment of an amount equal to any dividend or other distribution on the Shares, may also have tax consequences if the Grantee is subject to taxation in other jurisdictions.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan or the acquisition or sale of the Shares that may be issued under the Agreement.

GRANTEE IS HEREBY ADVISED TO CONSULT WITH GRANTEE’S OWN PERSONAL TAX, LEGAL AND FINANCIAL ADVISERS REGARDING GRANTEE’S PARTICIPATION IN THE PLAN AND ANY TAX OR OTHER CONSEQUENCES ASSOCIATED WITH THIS AWARD.

7.                                      Tax Withholding.  To the extent that the receipt of Shares hereunder results in compensation income to Grantee for foreign or domestic federal, state or local income tax purposes that is subject to a tax withholding obligation by the Company, Grantee shall deliver to Company at such time the sum that the Company (or an Affiliate) requires to meet its tax withholding obligations under applicable law or regulation, and, if Grantee fails to do so, the Company (or an Affiliate), in accordance with the Plan, is authorized to (a) withhold from the Shares to be issued pursuant to the Agreement, a number of Shares with an aggregate Fair Market Value as of the date the withholding is effectuated that would satisfy the applicable withholding amount; (b) withhold from any cash or other remuneration, then or thereafter payable to Grantee, any tax that is required to be withheld; or (c) sell such number of Shares before their transfer to Grantee as is appropriate to satisfy such tax withholding requirements, before transferring the resulting net number of Shares to Grantee in satisfaction of its obligations under the Agreement.  Dividend Equivalent Right payments shall be subject to withholding for taxes to the extent required for the Company (or an Affiliate) to meet its tax withholding obligations with respect to such cash payments under applicable law or regulation.  In the absence of any election by Grantee, any withholding obligation shall be satisfied pursuant to clause (a) above.

To the extent that Grantee is subject to withholding of federal, state, or local income taxes and/or other taxes or social insurance contributions imposed by the country of residence or citizenship of Grantee or the country or residence of the Company or its Subsidiary which has the legal relationship of employer and employee with Grantee or is obligated to the Company or any of its Subsidiaries under the Company’s tax equalization or hypothetical tax policies or specific agreements relating thereto (the “Employee Taxes”), Grantee shall, at such time as the value of any Shares or other amounts received pursuant to the Agreement first becomes includable in the gross income of Grantee for such Employee Taxes, or the time that a withholding obligation arises for the Company or any of its Subsidiaries with respect to the Agreement, as applicable, pay to the Company or its designee, or make arrangements satisfactory to the Committee or its designee regarding payment of, any and all such Employee Taxes required to be withheld with respect to such income and, if applicable, any amounts owed to the Company or its Subsidiaries under its tax equalization or hypothetical tax policies or specific Agreements relating thereto.

Regardless of any action the Company or any of its Subsidiaries take with respect to the Employee Taxes, Grantee acknowledges that the ultimate liability for all Employee Taxes is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company and a Subsidiary.  Grantee further acknowledges that the Company and its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Employee Taxes in connection with any aspect of this Award, including, but not limited to, the grant or vesting of the RSUs, the receipt of an amount equal to any dividend or other distribution on the Shares during the Restriction Period, the issuance of Shares with respect to vested RSUs, the receipt of any dividends or other distribution on Shares issued pursuant to the Agreement and the subsequent sale of any Shares acquired pursuant to the Agreement; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Agreement to reduce or eliminate Grantee’s liability for Employee Taxes or achieve any particular tax result.

The Company may refuse to issue the Shares upon vesting of the RSUs or make any payment under the Agreement if Grantee fails to comply with the obligations in connection with Employee Taxes.

8.                                      Return of Proceeds.  If (a) Grantee engages in an activity that competes with the business of the Company or any of its Subsidiaries within one (1) year after (i) Grantee’s voluntarily resignation or Retirement from Grantee’s position as an Employee, or (ii) Grantee’s status as an Employee was terminated by the Company or a Subsidiary for Cause (either event constituting a “Termination” for purposes of this Section 9), and (B) RSUs held by Grantee had vested and become payable within one (1) year of the date of Termination; then Grantee shall remit to the Company, or its designee, within five (5) business days of receipt of written demand therefor, an amount in good funds equal to the sum of the Fair Market Value of the Shares issued in the settlement of the RSUs pursuant to the Agreement, if any, computed as of the date of issuance of such Shares.

9.                                      Code Section 409A Compliance.  It is the intention of the Parties that the Agreement is written and administered, and will be interpreted and construed, in a manner such that no amount under the Agreement becomes subject to (a) gross income inclusion under Code Section 409A or (b) interest and additional tax under Code Section 409A (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties.  Accordingly, Grantee consents to any amendment of the Agreement which the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Grantee a copy of such amendment.  Further, to the extent that any terms of the Agreement are ambiguous, such terms shall be interpreted as necessary to comply with Code Section 409A, or an exemption under Code Section 409A, when applicable.

Notwithstanding any provision of the Agreement to the contrary, if any benefit provided hereunder would be subject to Section 409A Penalties because the timing of such benefit is not delayed as required by Code Section 409A for a “specified employee” (as defined under Code Section 409A), then if Grantee is on the applicable date a specified employee, any such benefit that Grantee would otherwise be entitled to receive during the first six months following Grantee’s “separation from service” (as defined under Code Section 409A) shall be accumulated and paid, within ten (10) days after the date that is six months following Grantee’s date of “separation from service,” or such earlier date upon which such benefit can be provided under Code Section 409A without being subject to the Section 409A Penalties such as, for example, upon Grantee’s death.

10.                               Data Privacy.  Grantee hereby acknowledges that Grantee’s personal data as described in the Agreement and any other Award materials, may be collected, used and/or transferred in electronic or other form by and among, as applicable, Grantee’s employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.  Grantee understands that the Company and Grantee’s employer may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, compensation, job title, any shares or directorships held in the Company or an Affiliate, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (individually and collectively, “Data”).

Grantee understands that Data will be transferred to Merrill Lynch and Computershare or such other stock plan service providers as may be selected by the Company in the future, which are assisting the Company with the implementation, administration and management of the Plan. In addition, Data may be transferred to the trustee of any trust established in connection with the Plan.  Grantee understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Grantee’s country.  If Grantee resides outside the United States, Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of Data by contacting the Company’s Corporate Compensation Department in Houston, Texas.  Grantee authorizes the Company, Merrill Lynch, Computershare and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee’s participation in the Plan.  Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.  If Grantee resides outside the United States, Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Corporate Compensation Department in Houston.

11.                               Electronic Delivery and Participation.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.                               Miscellaneous.

(a)                                 No Fractional Shares.  All provisions of the Agreement concern whole Shares.  If the application of any provision hereunder would yield a fractional Share, such fractional Share shall be rounded up to the next whole Share.

(b)                                 Not an Employment Agreement.  The Agreement is not an employment Agreement, and no provision of the Agreement shall be construed or interpreted to create any employment relationship between Grantee and the Company (or any Affiliate) for any time period.  The employment of Grantee with the Company (or an Affiliate) shall be subject to termination to the same extent as if the Agreement had not been executed.

(c)                                  Notices.  Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at its then current main corporate address (Attention: Corporate Secretary), and to Grantee at his address indicated on the Company’s records, or at such other address and number as a Party has previously designated by written notice given to the other Party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

(d)                                 Amendment, Termination and Waiver.  The Agreement may be amended, modified, terminated or superseded only by written instrument executed by or on behalf of the Company and by Grantee.  Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the Party waiving compliance.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company who is not the Grantee.  The failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same.  No waiver by any Party of any term or condition herein, or the breach thereof, in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

(e)                                  Language.  If Grantee has received a copy of the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will take precedence.

(f)                                   Severability.  It is the desire of the Parties hereto that the Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of the Agreement.  The Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

(g)                                  Governing Law; Jurisdiction.  All matters or issues relating to the interpretation, construction, validity, and enforcement of the Agreement shall be governed by the laws of England and Wales, without regard to conflict of laws principles.

(h)                                 Imposition of Other Requirements.  The Company reserves the right to (i) impose other requirements regarding participation in the Plan, with respect to the Agreement and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to (A) comply with Applicable Laws, including, the country where Grantee resides, or (B) facilitate the administration of the Plan, and (ii) require Grantee to sign any additional agreements or undertakings that are reasonably necessary to accomplish the foregoing.

(i)                                     Grantee’s Acknowledgment.  Grantee represents and acknowledges that (i) Grantee is knowledgeable and sophisticated as to business matters, including the subject matter of the Agreement, (ii) Grantee has read the Agreement and understands its terms and conditions, (iii) Grantee has had ample opportunity to discuss the Agreement with Grantee’s legal counsel, if so desired, prior to execution of the Agreement, and (iv) no strict rules of construction shall apply for or against the drafter of the Agreement or any other Party.

(j)                                    Survival of Certain Provisions.  Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of the Agreement or the termination of Grantee’s Employment.

(k)                                 Successors and Assigns.  The Agreement shall bind, be enforceable by, and inure to the benefit of, the Parties and their permitted successors and assigns as determined under the terms of the Agreement and the Plan.

(l)                                     Counterparts.  The Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

(m)                             Plan Documents.  Grantee may obtain a copy of the Plan on the Merrill Lynch Benefits Online® website or by contacting the Corporate Compensation Department in Houston.

(n)                                 Interpretive Matters.  In the interpretation of the Agreement, except where the context otherwise requires:

(i)             The headings used in the Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of the Agreement;

(ii)          The terms “including” and “include” do not denote or imply any limitation;

(iii)       The conjunction “or” has the inclusive meaning “and/or;”

(iv)      The singular includes the plural, and vice versa, and each gender includes each of the others;

(v)         Reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof; and

(vi)      The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.